Exhibit 4.2

UNSECURED PROMISSORY NOTE

Principal Amount: [$150,000.00][$100,000.00]

Amount Due at Maturity: [$183,335.00][$116,665.00]

Date of Note: October 16, 2026

Maturity Date: December 1, 2026

FOR VALUE RECEIVED, Change Agents Corporation of 4400 US Highway 9, Suite 3100, Freehold, NJ 07728 (the “Borrower”), hereby promises to pay to the order of ________ (the “Lender”), the sums set forth below, on the terms and conditions stated in this unsecured Promissory Note (this “Note”).

1. PRINCIPAL AND REPAYMENT

Lender has advanced to Borrower the principal sum of [One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00)][One Hundred Thousand and 00/100 Dollars ($100,000.00)] (the “Principal”), receipt of which Borrower acknowledges. Borrower shall repay to Lender the total sum of [One Hundred Eighty Three Thousand Three Hundred and Thirty Five 00/100 Dollars ($183,335.00)][One Hundred Sixteen Thousand Six Hundred and Sixty Five 00/100 Dollars ($116,665.00)] (the “Repayment Amount”) in a single payment of principal and all charges, due and payable in full on December 1, 2026 (the “Maturity Date”). No installment payments are required prior to the Maturity Date.

2. MANNER OF PAYMENT

All payments under this Note shall be made in lawful money of the United States by wire transfer of immediately available funds to an account designated in writing by Lender, or by such other method as Lender may direct in writing. If the Maturity Date falls on a Saturday, Sunday, or federal holiday, payment shall be due on the next succeeding business day.

3. PREPAYMENT

Borrower may prepay this Note in whole at any time prior to the Maturity Date without penalty. Any prepayment shall be in the full Repayment Amount of $300,000.00, which amount is fixed and shall not be reduced or discounted by reason of early payment.

4. EVENTS OF DEFAULT

Each of the following shall constitute an event of default under this Note (each, an “Event of Default”): (a) Borrower’s failure to pay the Repayment Amount in full on the Maturity Date; (b) any representation or warranty made by Borrower in this Note or in connection with the loan proving to have been false or misleading in any material respect when made; (c) the filing by or against Borrower of any petition under the United States Bankruptcy Code, or the appointment of a receiver for Borrower or the Property, which in the case of an involuntary filing is not dismissed within sixty (60) days; or (e) the entry of any judgment against Borrower that remains unsatisfied or unstayed for thirty (30) days.

6. REMEDIES

Upon the occurrence of an Event of Default, the entire Repayment Amount then outstanding shall become immediately due and payable without notice, presentment, or demand, and Lender may exercise all rights and remedies available at law. From and after the Maturity Date or the occurrence of an Event of Default, whichever is earlier, all amounts outstanding shall bear interest at the rate of sixteen percent (16%) per annum until paid in full.

7. COSTS OF COLLECTION

Borrower agrees to pay all reasonable costs and expenses incurred by Lender in enforcing this Note or collecting any amounts due hereunder, including reasonable attorneys’ fees and court costs, whether or not suit is commenced.

8. WAIVERS

Borrower and all endorsers, sureties, and guarantors hereby waive presentment for payment, demand, protest, notice of protest, and notice of dishonor. No delay or omission by Lender in exercising any right under this Note shall operate as a waiver of that right or of any other right.

9. GOVERNING LAW AND VENUE

This Note shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of laws principles. Borrower irrevocably consents to the exclusive jurisdiction and venue of the state and federal courts located Delaware, for any action arising out of or relating to this Note.

10. MISCELLANEOUS

This Note constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior negotiations and understandings. This Note may not be amended except by a written instrument signed by both parties. If any provision of this Note is held unenforceable, the remaining provisions shall remain in full force and effect. This Note shall be binding upon Borrower and its successors and assigns and shall inure to the benefit of Lender and Lender’s successors and assigns.

IN WITNESS WHEREOF, Borrower has executed this unsecured Promissory Note as of the date first written above.

BORROWER:

Change Agents
Title: Chief Financial Officer

ACKNOWLEDGED AND AGREED — LENDER: